Ex. 10.24.1

IMPERIAL BANK ARIZONA
One Arizona Center, 400 E. Van Buren, Suite 900,
Phoenix, Arizona 85004
(602) 417-1100 - Fax (602) 261-7881 - (800) 525-4913

Mr. Gerald Whitley
Vice President, Finance and Administration
The Antigua Group, Inc.
9319 North 94th Way
Scottsdale, AZ 85258

October 9, 1997


Dear Gerry:

Please consider this letter as confirmation of our earlier telephone conversations regarding (1) our agreement on termination payments in the event Imperial Bank exercises its extension rights under the Credit Agreement (the "Agreement") dated May 7, 1997, and (2) waiver of the Antigua Group, Inc.'s ("Antigua" or the Company) default on certain reporting covenants of the Agreement. All capitalized terms not defined herein shall have the definition given in the Agreement.

(1) At your request, Imperial Bank is willing to modify section 2.4(c) of the Agreement with the addition of the following paragraph at the end of section 2.4(c):

"In the place of the Required Cash Pledge, and after giving notice to Lender within ten (10) days after a Securities Offering Prepayment Event, Borrower may elect to pay to Lender within ten (10) days of giving notice the amount of unpaid principal then outstanding, all accrued and unpaid interest and all other amounts payable under the Credit Documents, plus a termination fee ("Termination Fee") equal to the following calculation for the present value of the net payments to be received by Imperial under Imperial's extension option:

A + B where A equals [(Unpaid principal) multiplied by the differences between eleven percent (11.0%) and the rate publicly quoted by Lender for twelve (12) month certificates of deposit], the produce of the preceding divided by one (1) plus the rate publicly quoted by Lender for twelve (12) month certificates of deposit, and B equals [Unpaid principal) multiplied by the difference between eleven percent (11.0%) and the rate publicly quoted by Lender for twelve (12) month certificates of deposit], the product of the preceding divided by

Mr. Gerald Whitley
The Antigua Group, Inc.
10/10/97
Page 2

one (1) plus the rate publicly quoted by Lender for twelve (12) month certificates of deposit, the sum of the preceding raised to the power of two
(2)."

In the event that Antigua desires to move its entire banking relationship to Imperial Bank, we would be very pleased to discuss waiving the Termination Fee.

(2) You have informed us that, due to acquisition and integration issues, Antigua is unable to meet the requirements of section 6.1 of the Agreement relating to financial reporting. Specifically, Imperial Bank did not receive within the required time the Quarterly Statements (6.1(b)) for the quarter ended June, 1997, the Monthly Statements (6.1(c)) for the months of July, 1997 and August, 1997, the monthly Advanced Bookings and Sales Reports (section 6.1(d)) for the months of June, 1997, July, 1997 and August, 1997 and the Compliance Certificate of Borrower (6.1(e)) for the month of June, 1997, July, 1997 and August, 1997.

Additionally, we have not yet received the Monthly Statements for the month of August, 1997, the Advance Bookings and Sales Reports for the months of June 1997, July 1997 and August 1997, the Compliance Certificate of Borrower for the months of July 1997 and August 1997.

Imperial Bank is willing to waive defaults related to the late submission of the above statements. Imperial Bank is also willing to grant an extension for the submission of the yet to be submitted reports listed above until October 30, 1997. Furthermore, Imperial Bank is willing to extend until December 31, 1997 the dates at which selected reports as required as follows:

Report                        Section Reference        Current Requirement         Temporary Extension

Quarterly Statements          6.1(b)                   30 days                     45 days
Monthly Statements            6.1(c)                   25 days                     35 days
Advance Bookings              6.1(d)                   25 days                     35 days
Compliance Certificate        6.1(e)                   with monthly and            with monthly and
                                                       quarterly statements        quarterly statements

Imperial Bank is willing waive the above defaults and to grant the above extensions subject to the following conditions:

Mr. Gerald Whitley
The Antigua Group, Inc.
10/10/97
Page 3

o Antigua represents that all representations and warranties made and given by Borrower in the Loan Documents are true and correct;

o Antigua represents that, other than the defaults waived by this letter, no Default or event of Default has occurred;

o Antigua reaffirms all of its obligations under the Loan Documents, including unpaid principal of $2,500,000 and accrued and unpaid interest of $3,611.11 as of October 10, 1997, and acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under the Loan Documents or related documents;

o Antigua hereby releases and discharges Bank and its affiliates and from and against any and all demands, claims and causes of action of any type or nature, at law and/or in equity, that Borrower now has resulting from any action or omission by Bank prior to the date of this letter;

o Antigua acknowledges that, with the sole exception of the waivers granted by this letter, the Loan Documents shall each remain unaffected by this letter and shall remain in full force and effect; and,

o Antigua acknowledges that the waivers granted by this letter relate solely to the above existing Events of Default. Antigua acknowledges that, except as provided herein, Bank does not waive any existing Event of Default or any Default or Event of Default hereafter occurring, or become obligated to waive any condition or obligation in any agreement between Borrower and Bank.

This letter agreement shall become binding upon its execution by Borrower. Borrower's execution of this agreement shall constitute agreement with the conditions listed above.

Sincerely,


 /s/ Edmund Ozorio
-----------------------------------
 Edmund Ozorio
 Vice President
 Commercial Loan Officer

Mr. Gerald Whitley
The Antigua Group, Inc.
10/10/97
Page 4

I accept the waiver granted herein subject to the terms and conditions of this letter,

Date:

-------------------------------------

 /s/ Gerald K. Whitley
-------------------------------------
 Gerald K. Whitley
 Vice President - Finance
 The Antigua Group, Inc.






cc: Mr. Stephen Haynes, President, Southhampton Enterprises Corp., Guarantor Mr. Stephen Haynes, Secretary, Southhampton Enterprises Inc., Guarantor